EXHIBIT 10.1

Summary of 2005 Base Salaries Payable to Named Executive Officers

and Cash Bonuses Awarded to Named Executive Officers for 2004

On January 14, 2005 and February 8, 2005, the Compensation Committees of the Boards of Directors of the Corporation and its subsidiary, The Bryn Mawr Trust Company (the “Bank”), set the base salaries to be paid to the Corporation’s Named Executive Officers for 2005. The base salaries represent increases from 3% to 4% over the Named Executive Officers previously effective base salaries. At the same time, the Compensation Committees awarded cash bonuses for 2004. The bonuses awarded to Mr. Peters and Mr. Pickering were required by their agreements with the Corporation and the Bank. Mr. Keefer’s bonus was based on an incentive program for 2004. The bonuses awarded to the other Named Executive Officers were to recognize the individual efforts of those Named Executive Officers in 2004.

Name and Principal Position	2005 Base Salary	2004 Cash Bonus
Frederick C. Peters II Chairman, President & CEO	$320,282	$20,000

Robert J. Ricciardi Executive Vice President – Chief Credit Policy Officer & Secretary	$170,470	$8,000

John Pickering Executive Vice President – Wealth Management Division	$197,125	$50,000

Alison E. Gers Executive Vice President – Administration & Operations	$167,530	$9,000

Joseph Keefer Executive Vice President – Chief Lending Officer	$154,536	$20,000